Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 21, 2016, in this Registration Statement (Form S-6 No. 333-209474) of Smart Trust 242, comprising Smart Trust, Zacks GARP Composite 35 Trust, Series 9.

/s/ Grant Thornton LLP

Chicago, Illinois

April 21, 2016